Exhibit 99.1

GrowGeneration Announces Opening of The Largest Hydroponic Garden Centers in Los Angeles County

GrowGen’s Super Garden Centers Add 122,000 square feet of Retail and Distribution Space

DENVER, September 15, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the opening of two new hydroponic garden centers to serve the largest hydroponic market in the country, Los Angeles County, California. These locations become the 11th and 12th locations in Southern California. Both locations will be opened for business on September 24, 2021.

“These two stores, the largest hydroponic garden centers in Southern California, positions GrowGen to sell to the highest concentration of commercial indoor cannabis growers in California. Our downtown LA location is 52,000-square foot, with a full soil yard and over 50 parking spots where growers can conveniently shop and access the largest selection of hydroponic equipment and supplies. Additionally, our 70,000 square foot location, near the ports of Long Beach, will help us expand our private label business operating as a distribution center for our West region locations. GrowGen is defining the next generation of garden centers, with the largest selection, best service and grow professionals, to deliver solutions for all types of growers.

On September 24, 2021, GrowGen will celebrate the opening of its location near the Long Beach Ports at 19516 South Susana Road, Rancho Dominguez, CA. The grand opening event will take place from 12:00 pm to 6:00 pm and will include exclusive deals on top industry brands, as well as food trucks and live entertainment.

On September 25, 2021, GrowGen will celebrate the opening of its downtown Los Angeles location at 1651 Naomi Street, Los Angeles, CA. The downtown LA grand opening event will take place from 12:00 pm to 6:00 pm and will also include exclusive deals on top industry brands, as well as food trucks and live entertainment.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 62 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230